EXHIBIT 99.1

Inuvo Reports 44% Year-Over-Year Revenue Growth to $17.0 Million for the First Quarter of 2024

Gross profit increased by 72% to $14.9 million for the first quarter of 2024

Inuvo management to host conference call today at 4:15 PM ET

LITTLE ROCK, AR, May 7, 2024 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today provided a business update, and announced its financial results for the first quarter ended March 31, 2024.

Q1 2024 Financial Highlights (year-over-year):

•	Revenue increased 44% to $17.0 million in Q1 2024
•	Gross profit increased 72% to $14.9 million in Q1 2024
•	Gross margin increased to 87.7% in Q1 2024 from 73.1% in Q1 2023
•	Adjusted EBITDA improved 56% to a loss of $1.0 million dollars and net loss improved by 38% to a loss of $2.1 million

Q1 2024 Operational Highlights and Subsequent Events:

•	Launched an innovative omnichannel measurement solution capable of predicting performance without relying on user identification
•	Announced the ability to deliver access to and measure the performance of Netflix ad campaigns across programmatic channels
•	Launched AI-as-a-service solution with the self-serve availability of IntentKey models within demand-side platforms (DSPs) for advertisers
•	Launched next generation IntentKey Insights Dashboard enhancing audience targeting and performance measurement
•	Enhanced Audience Discovery Portal with just-in-time marketing capability that instantly generates marketing audience insights
•	Reaffirmed technology can work around Google’s privacy changes, continuing its commitment to a cookieless future

Richard Howe, CEO of Inuvo, stated, “We exited the second half of 2023 with 32% year-over-year growth and in Q1 2024, we delivered 44% year-over-year growth with $17.0 million in revenues. We are solving two of the biggest problems advertisers have in a post-cookie world, how to accurately identify and target programmatic audiences and how to predictively measure and optimize media spend across the omnichannel. Our proprietary commercialization of large language generative AI for advertising provides a significant competitive advantage for a consumer privacy first future that is inevitable.”

Mr. Howe added, “Only 33% of programmatic media transactions have a stable cookie ID after 1 day and Apple IOS devices are virtually invisible to most media buying opportunities. You can’t track people around the internet nor measure whether they purchased or not if you can’t identify them.”

Financial Results for the First Quarter Ended March 31, 2024

Net revenue for the first quarter of 2024 totaled $17.0 million, compared to $11.8 million for the same period last year, a 44% year-over-year increase.

Cost of revenue for the first quarter of 2024, totaled $2.1 million compared to $3.2 million for the same period last year. The decrease in the cost of revenue for the three months ended March 31, 2024, as compared to the same period last year, was due to the change in revenue mix. Cost of revenue is primarily composed of payments to advertising exchanges that provide access to digital inventory where we serve advertisements.

Gross profit for the first quarter of 2024 totaled $14.9 million, as compared to $8.7 million for the same period last year. Gross profit margin for the first quarter of 2024 was approximately 87.7%, as compared to 73.1% for the same period last year. As mentioned above, the higher gross margin in the current quarter as compared to the same quarter last year is due to the change in revenue mix where a greater percent of the revenue this year was from Platforms (large consolidators of advertising demand), which typically have higher gross margins.

Operating expenses for the first quarter of 2024 totaled $17.0 million, compared to $12.1 million for the same period last year. Operating expenses increased in the first quarter of 2024 due to higher marketing costs associated with the change in revenue mix. In the first quarter of 2024, operating expenses included noncash expenses of $673 thousand of depreciation and amortization and $396 thousand of stock-based compensation.

Finance expense was approximately $20 thousand and $19 thousand for the three months ended March 31, 2024 and 2023, respectively.

Other income was approximately $0 and $14 thousand for the three months ended March 31, 2024 and 2023, respectively.

Net loss for the first quarter of 2024 was $2.1 million, or $0.02 per basic and diluted share, as compared to net loss of $3.4 million, or $0.03 per basic and diluted share, for the same period last year.

Adjusted EBITDA [see reconciliation table below] was a loss of approximately $1.0 million in the first quarter of 2024, compared to an Adjusted EBITDA loss of approximately $2.3 million for the same period last year.

Liquidity and Capital Resources:

On March 31, 2024, Inuvo had $2.4 million in cash and cash equivalents and an unused working capital facility of $5.0 million and no debt.

As of April 26, 2024, Inuvo had 139,883,999 common shares issued and outstanding.

Conference Call Details:

Date: Tuesday, May 7, 2024

Time: 4:15 p.m. Eastern Time

Toll-free Dial-in Number: 1-800-717-1738

International Dial-in Number: 1- 646-307-1865

Conference ID: 1107301

Webcast Link: HERE

A telephone replay will be available through Tuesday, May 21, 2024. To access the replay, please dial 1- 844-512-2921 (domestic) or 1- 412-317-6671 (international). At the system prompt, please enter the code 1107301 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo

Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed on February 29, 2024, and our other filings with the SEC.  Additionally, forward-looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a fourth party regarding the subject matter of this press release. The information, which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:

Wally Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

Investor Relations:

David Waldman / Natalya Rudman

Crescendo Communications, LLC

Tel: (212) 671-1020

inuv@crescendo-ir.com

(Tables follow)

INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31	March 31
	2024	2023
Net revenue	$17,023,777	$11,847,440
Cost of revenue	2,099,042	3,190,563
Gross profit	14,924,735	8,656,877
Operating expenses:	87.7%
Marketing costs	13,102,644	7,087,550
Compensation	3,224,859	3,422,841
General and administrative	688,510	1,581,889
Total operating expenses	17,016,013	12,092,280
Operating loss	(2,091,278)	(3,435,403)
Financing expense, net	(20,380)	(19,120)
Other income	-	14,418
Net loss	(2,111,658)	(3,440,105)
Other comprehensive income:
Unrealized gain (loss) on marketable securities	-	84,868
Comprehensive loss	(2,111,658)	(3,355,237)

Net loss per share, basic and diluted	$(0.02)	$(0.03)
Weighted average shares outstanding:
Basic	138,789,669	120,970,597
Diluted	138,789,669	120,970,597

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31	December 31
	2024	2023
Assets

Cash and cash equivalent	$2,431,957	$4,440,454
Accounts receivable, net	8,710,358	9,226,956
Prepaid expenses and other current assets	1,018,876	1,076,121
Total current assets	12,161,191	14,743,531

Property and equipment, net	1,725,938	1,680,788

Goodwill	9,853,342	9,853,342
Intangible assets, net of accumulated amortization	4,418,666	4,664,791
Other assets	1,616,370	1,431,692

Total assets	$29,775,507	$32,374,144

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$5,330,807	$6,432,120
Accrued expenses and other current liabilities	8,302,500	8,100,354
Total current liabilities	13,633,307	14,532,474

Long-term liabilities	1,037,333	859,484

Total stockholders' equity	15,104,867	16,982,186
Total liabilities and stockholders' equity	$29,775,507	$32,374,144

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended
	March 31	March 31
	2024	2023
Net loss	$(2,111,658)	$(3,440,105)
Financing expense, net	20,380	19,120
Depreciation	427,078	392,901
Amortization	246,125	276,768
EBITDA	(1,418,075)	(2,751,316)
Non-recurring or non-representaive items:
Stock-based compensation	396,312	432,085
Adjusted EBITDA	(1,021,763)	(2,319,231)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.